Back to Form 8-K
Exhibit 99.1
CONTACTS:
Investor relations:	Media relations:
Gregg Haddad 813-206-3916 gregg.haddad@wellcare.com	Amy Knapp 813-290-6208 amy.knapp@wellcare.com

WELLCARE REPORTS FIRST QUARTER 2011 RESULTS

Company Announces Court Approval of Class Action Litigation Settlement

Tampa, Florida (May 6, 2011) — WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the first quarter ended March 31, 2011.  As determined under generally accepted accounting principles (“GAAP”), net income for the first quarter of 2011 was $21.3 million, or $0.50 per diluted share, compared with $6.4 million, or $0.15 per diluted share, for the first quarter of 2010.  Adjusted net income for the first quarter of 2011 was $28.2 million, or $0.66 per diluted share, compared with $7.4 million, or $0.17 per diluted share, for the first quarter of 2010.

“We continue to deliver improvements in health care quality, access, and cost, as well as in our administrative cost structure, to ensure our capabilities are well aligned with the needs of our government customers,” said Alec Cunningham, WellCare’s chief executive officer.  “These improvements were also key contributors to our solid first quarter financial results, setting the stage for a potentially strong year.”

First quarter 2011 performance was highlighted by membership growth of 9% year-over-year, which was driven by growth in the Medicare Prescription Drug Plans (“PDP”) segment membership.  WellCare continued to invest in working with state governments to help improve health care quality, access, and cost through the increased use of managed care programs.  New initiatives include piloting preventive care incentive programs for Medicaid members, services to address member care gaps, and investments in disease and case management.  The Company also improved its administrative cost position while preparing to participate in various state Medicaid managed care expansion opportunities.  In addition, WellCare made progress in resolving historic government investigations and related litigation.

Highlights of Operations for the First Quarter

Adjusted net income for the first quarter of 2011 increased relative to the first quarter of 2010 primarily due to the favorable development of prior years’ medical benefits payable as well as decreased selling, general and administrative (“SG&A”) expense, offset in part by the increase in the PDP segment medical benefits ratio (“MBR”).

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WCG Reports First Quarter 2011 Results

May 6, 2011

Membership as of March 31, 2011, increased to 2.4 million, compared with 2.2 million members as of March 31, 2010.  PDP segment membership increased 199,000 year-over-year, or 27%.  Medicare Advantage membership increased year-over-year by 1,000 members.  Medicaid segment membership decreased by 3,000 year-over-year to 1.3 million members as of March 31, 2011.

Premium revenue for the first quarter 2011 increased 8% year-over-year to $1.5 billion.  The increase was primarily due to growth in PDP segment premium revenue, which increased 36% year-over-year.  In addition, first quarter 2011 Medicaid segment premium revenue increased 5% relative to the first quarter 2010.

Medical benefits expense for the first quarter 2011 was $1.2 billion, an increase of 7% from the first quarter of 2010.  The MBR was 85.7% in the first quarter of 2011, compared with 86.8% in the first quarter of 2010.  The decrease was driven by favorable development of prior years’ medical benefits payable in the Medicaid and Medicare Advantage segments, offset in part by an increase in the PDP segment MBR.

SG&A expense as determined under GAAP was $169 million in the first quarter of 2011, compared with $164 million for the same period in 2010.  Adjusted SG&A was $158 million in the first quarter of 2011, a decrease of 2% from $162 million in the same period last year.  The year-over-year decrease in adjusted SG&A expense was due mainly to reduced Medicare marketing expense as well as gains in operating efficiency.  The adjusted administrative expense ratio was 10.9% in the first quarter of 2011, compared with 12.1% for the same period in 2010.  The 120 basis point decrease in the ratio year-over-year resulted from lower expenses and improved operating leverage.

Class Action Litigation Resolution

On May 4, 2011, the United States District Court for the Middle District of Florida approved the previously disclosed Stipulation and Agreement of Settlement, fully resolving all claims in the securities class action consolidated complaint.  The class action complaints were filed in October 2007 and November 2007.  On August 9, 2010, WellCare announced that the parties had reached an agreement on the material terms of the settlement.

Consistent with the terms of the previously disclosed settlement agreement, WellCare made a cash payment of $52.5 million to the class on March 24, 2011, and will make a payment of $35.0 million by July 31, 2011.  The Company also will issue later this quarter to the class tradable, unsecured notes having an aggregate face value of $112.5 million, with a fixed coupon of 6%.  The notes have a maturity date of December 31, 2016.  A charge for the full amount of the settlement was recorded by the Company in the second quarter of 2010.

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WCG Reports First Quarter 2011 Results

May 6, 2011

Cash Flow and Financial Condition Highlights

Net cash used in operating activities as determined under GAAP was $44 million and $171 million for the three months ended March 31, 2011 and 2010, respectively.  Net cash used in operating activities, modified for the timing of receipts from, and payments to, the Company’s government clients, was $4 million and $109 million for the three months ended March 31, 2011 and 2010, respectively.

As of March 31, 2011, unregulated cash and investments were approximately $130 million.  Unregulated cash and investments were approximately $193 million as of December 31, 2010, and $121 million on March 31, 2010.

Days in claims payable were 57 days as of March 31, 2011, compared with 62 days as of December 31, 2010, and 55 days as of March 31, 2010.

Financial Outlook

WellCare is updating its financial outlook for the year ended December 31, 2011.  The following elements of WellCare’s financial outlook have changed:

•
Adjusted net income per diluted share now is expected to be between approximately $3.35 and $3.65, an increase from the previous guidance for adjusted net income per diluted share of between approximately $2.45 and $2.70.  The increase is driven by favorable development of prior years’ medical benefits payable recorded in the first quarter, as well as an improved operating outlook.

•	The 2011 Medicaid segment MBR is anticipated to be below the 2010 MBR. The previous guidance was for the 2011 Medicaid segment MBR to be above the 2010 MBR.

The following elements of WellCare’s financial outlook have not changed:

•	Premium revenue is expected to be between approximately $5.8 and $5.9 billion.
•	The 2011 Medicare Advantage and PDP segments’ MBRs each are anticipated to increase relative to the respective 2010 segment MBRs.
•	The adjusted administrative expense ratio is expected to be in the range of 10.7% to 10.9%.

All elements of the Company’s outlook exclude the impact of Medicaid premium taxes.

Webcast

A discussion of WellCare’s first quarter 2011 results will be webcast live on Friday, May 6, 2011, beginning at 8:30 a.m. Eastern Time.  A replay will be available beginning approximately one hour following the conclusion of the live broadcast and will be available for 30 days.  The webcast is available via the Company’s web site at www.wellcare.com and at www.earnings.com.

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WCG Reports First Quarter 2011 Results

May 6, 2011

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans.  The Company served approximately 2.4 million members nationwide as of March 31, 2011.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Basis of Presentation

In the fourth quarter of 2010, WellCare began reporting Medicaid premium tax expense separate from SG&A expense.  Prior to the fourth quarter of 2010, the Company reported premium tax expense within SG&A expense.  As a result of this change in reporting practice, the Company is excluding Medicaid premium taxes from premium revenue when calculating its MBRs, and administrative expense ratio.  Amounts and ratios for the first quarter of 2010 have been reclassified from those originally reported to reflect this change.

In addition to results determined under GAAP, net income and certain other operating results described in this news release are reported after adjustment for certain SG&A expenses related to previously disclosed government investigations and related litigation and associated resolution costs that management believes are not indicative of long-term business operations.  Please refer to the schedules in this news release that provide supplemental information reconciling results determined under GAAP to adjusted results.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements.  The Company’s financial outlook contains forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth.

Additional information concerning these and other important risks and uncertainties can be found under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other subsequent filings by WellCare with the U.S. Securities and Exchange Commission, which contain discussions of WellCare’s business and the various factors that may affect it.  WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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WCG Reports First Quarter 2011 Results

May 6, 2011

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Dollars in thousands except per share data)

	Three Months Ended March 31,
	2011	2010
Revenues:
Premiums	$1,453,552	$1,343,714
Medicaid premium taxes	18,864	9,744
Total premiums	1,472,416	1,353,458
Investment and other income	2,326	2,495
Total revenues	1,474,742	1,355,953

Expenses:
Medical benefits	1,245,040	1,165,972
Selling, general and administrative	169,243	163,593
Medicaid premium taxes	18,864	9,744
Depreciation and amortization	6,475	5,756
Interest	77	10
Total expenses	1,439,699	1,345,075

Income before income taxes	35,043	10,878
Income tax expense	13,713	4,460
Net income	$21,330	$6,418

Net income per common share:
Basic	$0.50	$0.15
Diluted	$0.50	$0.15

Weighted average common shares outstanding:
Basic	42,621,908	42,193,662
Diluted	43,040,529	42,707,241

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WCG Reports First Quarter 2011 Results

May 6, 2011

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share data)

	March 31, 2011	Dec. 31, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,232,918	$1,359,548
Investments	201,894	108,788
Premium receivables, net	190,182	127,796
Funds receivable for the benefit of members	–	33,182
Income taxes receivable	16,838	9,973
Prepaid expenses and other current assets, net	117,815	114,492
Deferred income tax asset	42,963	61,392
Total current assets	1,802,610	1,815,171
Property, equipment and capitalized software, net	75,980	76,825
Goodwill	111,131	111,131
Other intangible assets, net	11,045	11,428
Long-term investments	83,717	62,931
Restricted investments	105,812	107,569
Deferred income tax asset	55,188	58,340
Other assets	3,726	3,898
Total Assets	$2,249,209	$2,247,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Medical benefits payable	$790,624	$742,990
Unearned premiums	84,532	67,383
Accounts payable	7,629	8,284
Other accrued expenses and liabilities	152,348	199,033
Current portion of amounts accrued related to investigation resolution	68,799	121,406
Other payables to government partners	52,179	46,605
Funds held for the benefit of members	4,624	–
Total current liabilities	1,160,735	1,185,701
Amounts accrued related to investigation resolution	218,274	216,136
Other liabilities	12,546	13,410
Total liabilities	1,391,555	1,415,247
Commitments and contingencies	–	–
Stockholders’ Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	–	–
Common stock, $0.01 par value (100,000,000 authorized, 42,557,404 and 42,541,725 shares issued and outstanding at March 31, 2011, and December 31, 2010, respectively)	426	425
Paid-in capital	432,810	428,818
Retained earnings	426,442	405,112
Accumulated other comprehensive loss	(2,024)	(2,309)
Total stockholders’ equity	857,654	832,046
Total Liabilities and Stockholders’ Equity	$2,249,209	$2,247,293

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WCG Reports First Quarter 2011 Results

May 6, 2011

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Three Months Ended March 31,
	2011	2010
Cash from (used in) operating activities:
Net income	$21,330	$6,418
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,475	5,756
Equity-based compensation expense	4,849	1,142
Deferred taxes, net	21,581	16,721
Changes in operating accounts:
Premium receivables, net	(62,386)	23,781
Prepaid expenses and other current assets, net	(3,323)	(2,985)
Medical benefits payable	47,634	(95,690)
Unearned premiums	17,149	(90,353)
Accounts payable and other accrued expenses	(43,475)	(18,466)
Other payables to government partners	5,574	4,547
Amounts accrued related to investigation resolution	(50,469)	511
Income taxes, net	(8,012)	(14,401)
Other, net	(869)	(7,525)
Net cash used in operating activities	(43,942)	(170,544)
Cash from (used in) investing activities:
Purchases of investments	(198,305)	(117)
Proceeds from sale and maturities of investments	85,043	12,322
Purchases of restricted investments	(4,012)	(289)
Proceeds from maturities of restricted investments	5,601	368
Additions to property, equipment and capitalized software, net	(8,715)	(4,235)
Net cash (used in) provided by investing activities	(120,388)	8,049
Cash from (used in) financing activities:
Proceeds from option exercises and other	1,034	770
Purchase of treasury stock	(744)	(3,030)
Payments on capital leases	(396)	(58)
Funds received for the benefit of members	37,806	34,019
Net cash provided by financing activities	37,700	31,701
Cash and cash equivalents:
Decrease during period	(126,630)	(130,794)
Balance at beginning of year	1,359,548	1,158,131
Balance at end of period	$1,232,918	$1,027,337

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$446	$8,161
Cash paid for interest	$74	$7
Equipment acquired through capital leases	$–	$8,411

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WCG Reports First Quarter 2011 Results

May 6, 2011

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP STATISTICS

	As of March 31,
	2011	2010
Membership by Program
Medicaid Membership
TANF	1,076,000	1,076,000
S-CHIP	164,000	166,000
SSI and ABD	79,000	78,000
FHP	10,000	12,000
Total Medicaid Membership	1,329,000	1,332,000

Medicare Membership
Medicare Advantage	119,000	118,000
Prescription Drug Plan (stand-alone)	935,000	736,000
Total Medicare Membership	1,054,000	854,000
Total Membership	2,383,000	2,186,000

Medicaid Membership by State
Florida	410,000	422,000
Georgia	559,000	537,000
Other states	360,000	373,000
Total Medicaid Membership	1,329,000	1,332,000

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WCG Reports First Quarter 2011 Results

May 6, 2011

WELLCARE HEALTH PLANS, INC.
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three Months Ended March 31,
	2011	2010
Premium revenue:
Medicaid:
Florida	$221,666	$223,818
Georgia	353,112	325,159
Other states	262,201	250,312
Medicaid premium taxes	18,864	9,744
Total Medicaid	855,843	809,033

Medicare:
Medicare Advantage plans	354,645	351,083
Prescription Drug plans	261,928	193,342
Total Medicare	616,573	544,425
Total Premium Revenue	$1,472,416	$1,353,458

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WCG Reports First Quarter 2011 Results

May 6, 2011

WELLCARE HEALTH PLANS, INC.
UNAUDITED SUPPLEMENTAL INFORMATION

Reconciliation of GAAP Statements of Operations to Adjusted Statements of Operations
(Dollars in thousands except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer term business trends and operations.  The following are statements of operations and related measures for the first quarter ended March 31, 2011 and 2010, as determined under GAAP, reconciled to the adjusted statements of operations and related measures for each of the same periods.

	Three Months Ended March 31, 2011				Three Months Ended March 31, 2010
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Revenues:
Premium	$1,453,552	$–		$1,453,552	$1,343,714	$–		$1,343,714
Medicaid premium taxes	18,864	–		18,864	9,744	–		9,744
Total premium	1,472,416	–		1,472,416	1,353,458	–		1,353,458
Investment and other income	2,326	–		2,326	2,495	–		2,495
Total revenues	1,474,742	–		1,474,742	1,355,953	–		1,355,953

Expenses:
Medical benefits	1,245,040	–		1,245,040	1,165,972	–		1,165,972
Selling, general and administrative	169,243	(10,747)	(a) (b)	158,496	163,593	(1,267)	(a) (b)	162,326
Medicaid premium taxes	18,864	–		18,864	9,744	–		9,744
Depreciation and amortization	6,475	–		6,475	5,756	–		5,756
Interest	77	–		77	10	–		10
Total expenses	1,439,699	(10,747)		1,428,952	1,345,075	(1,267)		1,343,808

Income before income taxes	35,043	10,747		45,790	10,878	1,267		12,145
Income tax expense	13,713	3,884		17,597	4,460	321		4,781
Net income	$21,330	$6,863		$28,193	$6,418	$946		$7,364

Weighted average shares:
Basic	42,621,908	–		42,621,908	42,193,662	–		42,193,662
Diluted	43,040,529	–		43,040,529	42,707,241	–		42,707,241

Net income per share:
Basic	$0.50	$0.16		$0.66	$0.15	$0.02		$0.17
Diluted	$0.50	$0.16		$0.66	$0.15	$0.02		$0.17

Medical benefits ratio:
Medicaid	84.1%	–		84.1%	87.8%	–		87.8%
Medicare Advantage	78.1%	–		78.1%	78.7%	–		78.7%
Prescription Drug Plans	100.9%	–		100.9%	97.2%	–		97.2%
Aggregate	85.7%	–		85.7%	86.8%	–		86.8%

Administrative expense ratio	11.6%	(0.7% )	(a) (b)	10.9%	12.2%	(0.1% )	(a) (b)	12.1%

Days in claims payable	57	–		57	55	–		55

(a)
Investigation-related legal, accounting, employee retention, and other costs:  Administrative expenses associated with the government and Company investigations amounted to an expense of $8.7 million and expense of $0.9 million, in the quarters ended March 31, 2011 and 2010, respectively.

(b)
Liability for investigation resolution:  Based on the status of the government investigations, the Company recorded expense of $2.0 million and $0.4 million, respectively, in the quarters ended March 31, 2011 and 2010.

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WCG Reports First Quarter 2011 Results

May 6, 2011

WELLCARE HEALTH PLANS, INC.
UNAUDITED SUPPLEMENTAL INFORMATION

Reconciliation of GAAP Net Cash Used in Operating Activities
to Net Cash Used in Operating Activities Modified
for the Timing of Receipts from and Payments to Government Clients
(Dollars in thousands)

The Company reports cash used in operating activities on a non-GAAP basis to exclude the changes in premium receivables, unearned premiums, and other receivables from, and payables to, government customers.  The Company believes that operating cash flow excluding these changes is a useful measure for investors, as the excluded changes are a function of the timing of cash receipts from, and payments to, federal and state government agencies at the end of a period.

	Three Months Ended March 31,
	2011	2010
Net cash used in operating activities, as reported under GAAP	$(43,942)	$(170,544)
Modifications to eliminate changes in:
Premium receivables, net	62,386	(23,781)
Unearned premiums	(17,149)	90,353
Other payables to government partners	(5,574)	(4,547)
Net cash used in operating activities, modified for the timing of receipts from and payments to government clients	$(4,279)	$(108,519)

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